EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Talon International, Inc.
Woodland Hills, California


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-145344, 333-121095, 333-106494 and 333-111612)
and Form S-8 (Nos. 333-142078,  333-134619,  333-119712,  333-109854, 333-98577,
333-66356,  333-44592,  333-84099,  333-50267)  of Tag-It  Pacific,  Inc. of our
reports dated March 31, 2005, relating to the consolidated statements of operations, stockholders' equity and convertible redeemable preferred stock and cash flows and financial statement schedule of Tag-It Pacific, Inc. for the year ended December 31, 2004 which appear in this Form 10-K/A (Amendment No. 2).


/s/ BDO Seidman, LLP
--------------------------
BDO Seidman, LLP

Los Angeles, California
March 13, 2008